UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2005

LAWSON SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-33335

Delaware	41-1251159
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

380 St. Peter Street, St. Paul, Minnesota	55102-1302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (651) 767-7000

Former name or former address, if changed since last report:  Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On May 11, 2005, Lawson Software, Inc. (Lawson) and International Business Machines Corporation (IBM) announced the execution of an OEM Software Agreement and a Master Relationship Agreement (MRA) on May 9, 2005.  Under these agreements, Lawson will standardize its business applications portfolio on IBM’s open standards-based software and hardware, and the companies will jointly market these software solutions.  The MRA governs the joint marketing activities and has a three-year term.   Lawson filed a Report on Form 8-K on May 11, 2005 describing these agreements.

At Lawson’s request, on September 13, 2005, Lawson and IBM modified the OEM Software Agreement concerning the calculation of royalties and timing of payments to IBM, and the timing of inclusion of IBM programs in the solutions offered by Lawson.  During the term of the modified OEM Software Agreement, Lawson will pay royalties to IBM for the licensing of IBM programs to each applicable existing and new customer of Lawson, and will also pay IBM annual maintenance fees for each applicable customer.  The royalty and maintenance payments to IBM will be based on transactions with each applicable Lawson customer instead of being based on Lawson’s revenue (which was the case in the initial OEM Software Agreement).  If Lawson merges with or acquires the capital stock or assets of another entity, Lawson may include that entity’s products under the OEM Software Agreement under terms to be negotiated between Lawson and IBM.  The modified OEM Software Agreement has an initial term of three years commencing September 2005 and may be extended by Lawson for two additional one-year terms.  During the initial three-year term, Lawson has agreed to pay certain minimum quarterly and annual royalties to IBM, commencing December 2005.  Lawson may elect to terminate the OEM Software Agreement for convenience upon 90 days advance notice to IBM.  If Lawson elects early termination at any time during the initial three-year term, Lawson would pay IBM any unpaid minimum royalties through the date of termination plus a pro-rata share of the guaranteed payments due for the quarter and year in which the termination occurred.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lawson Software, Inc.

Date: September 16, 2005	By: /s/ Robert G. Barbieri
Robert G. Barbieri
Executive Vice President and Chief Financial
and Performance Officer